UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
October 17, 2007
Date of Report (date of earliest event reported)

APPLIX, INC.
(Exact name of Registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	0-25040 (Commission File Number)	04-2781676 (IRS Employer Identification Number)
289 Turnpike Road
Westborough, Massachusetts 01581
(Address of principal executive offices, including zip code)
(508) 870-0300
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.01. Changes in Control of Registrant
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 8.01 Other Events
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX

Item 5.01. Changes in Control of Registrant.
     On September 4, 2007, Applix, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cognos Incorporated (“Cognos”) and Dimension Acquisition Corp., an indirect, wholly-owned subsidiary of Cognos (“Purchaser”), providing for the merger of Purchaser with and into the Company (the “Merger”). The acquisition will be conducted by means of a tender offer for all of the outstanding shares of the Company’s common stock, followed by a merger of the Company with Purchaser that will result in the Company becoming an indirect, wholly-owned subsidiary of Cognos. On September 18, 2007, pursuant to the Merger Agreement, Purchaser commenced a cash tender offer to acquire all of the shares of common stock, par value $0.0025 per share and the associated preferred stock purchase rights (together, the “Shares”), of the Company for the purchase price of $17.87 per Share in cash, without interest thereon, less any required withholding taxes (the “Offer”), upon the terms and subject to the conditions disclosed in the Offer to Purchase, dated September 18, 2007 (the “Offer to Purchase”). All stockholders who do not tender their Shares during the initial or any subsequent offering period will receive $17.87 in cash for each Share held at the time of the Merger.
     The Offer expired at 12:00 midnight, New York City time, on October 16, 2007. Cognos announced that, as of that date, approximately fourteen million Shares (approximately 70% of the Company’s outstanding Shares on a fully-diluted basis) were validly tendered and not withdrawn pursuant to the Offer (including Shares tendered by notice of guaranteed delivery), and that Purchaser had accepted such Shares for payment. Purchaser also commenced a subsequent offering period for all remaining Shares. During the subsequent offering period, Purchaser announced that Shares will be accepted for payment as they are tendered at $17.87 per Share in cash, without interest thereon, less any required withholding taxes. The subsequent offering period will expire at 5:00 p.m., New York City time, on Tuesday, October 30, 2007.
     According to the Offer to Purchase, based on the per Share consideration of $17.87 and the number of outstanding Shares and the options to be cashed out, the aggregate transaction value is approximately $339,000,000. The Offer to Purchase also stated that Cognos and Purchaser intended to use cash and cash equivalents and short term investments to pay the offer price for all Shares tendered in the Offer. The Offer is not conditioned on any financing arrangements.
     Pursuant to the Merger Agreement, effective upon the initial acceptance for payment by Purchaser of Shares pursuant to the Offer, Cognos is entitled to designate a proportionate number of directors, rounded up to the next whole number, to the Company’s board of directors. Following acceptance of the Shares validly tendered and not withdrawn (including Shares tendered by notice of guaranteed delivery), Cognos and Purchaser owned approximately 70% of the outstanding Shares on a fully-diluted basis. In accordance with the Merger Agreement, Cognos designated four representatives to serve on the Company’s board of directors, giving Cognos a majority of the board. Two of the six persons serving as directors of the Company prior to the expiration of the Offer, will remain on the board until the Merger is consummated.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Pursuant to the Merger Agreement and effective upon the initial acceptance for payment by Purchaser of any Shares pursuant to the Offer, Cognos was entitled to designate a proportionate number of directors, rounded up to the next whole number, on the Company’s board of directors (the “Cognos Designees”). Following acceptance of the Shares validly tendered and not withdrawn (including Shares tendered by notice of guaranteed delivery), Cognos and Purchaser owned approximately 70% of the outstanding Shares on a fully-diluted basis.
     In accordance with the Merger Agreement, on October 17, 2007, Bradley D. Fire, Alain J. Hanover, Charles F. Kane and Peter Gyenes resigned as directors and the Company’s board of directors appointed the Cognos Designees, Tom Manley, W. John Jussup, Les Rechan and Philippe Duranton, as directors to serve until their earlier resignation or removal on the Company’s board and any committees thereof.
     According to the Offer to Purchase, there are no transactions, or proposed transactions, since the beginning of the Company’s last fiscal year to which the Company was or is to be a party, in which the Cognos Designees or any of their affiliates have a direct or indirect material interest required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). There are no arrangements or understandings between the Cognos Designees and any other persons, pursuant to which such directors were selected as directors.

Item 8.01 Other Events.
     On October 17, 2007, Cognos and the Company issued a joint press release relating to the change in control of the Company. A copy of the press release is incorporated by reference to Exhibit (a)(9) to Amendment No. 2 to the Schedule 14D-9 of the Company filed with the SEC on October 17, 2007.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
     See the Exhibit Index attached to this Current Report on Form 8-K, which is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIX, INC.

Date: October 18, 2007	By:	/s/ Milton A. Alpern
Name: Milton A. Alpern
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Joint Press Release issued on October 17, 2007, incorporated by reference to Exhibit (a)(9) to Amendment No. 2 to the Schedule 14D-9 of the Company filed with the SEC on October 17, 2007